Exhibit 10.1

CONSULTING AND MEDIA AGREEMENT

THIS CONSULTING AND MEDIA AGREEMENT ("Agreement") is entered into as of January 6, 2010 by and between Green Street Capital Partners, LLC, a Florida limited liability company located at 2731 Silver Star Road, Suite 200, Orlando, Florida 32801 (hereinafter referred to as "Consultant") and Quantum Solar Power Corporation, a Nevada corporation located at 3900 Paseo Del Sol, Santa Fe, New Mexico 87507 (hereinafter referred to as the "Company").

PREAMBLE

WHEREAS, the Consultant is in the business of assisting public companies in financial advisory, strategic business planning, corporate communications and public relations services designed to make the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Consultant may, during the period of time covered by this Agreement, present to the Company one or more plans of corporate communications and broker relations and may utilize other business entities to achieve the Company's goals of making the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advice, activities which require registration under either the Securities Act of 1933 (hereinafter "the Act") or the Securities and Exchange Act of 1934 (hereinafter "the Exchange Act"), underwriting, banking, is not an insurance company, nor does it offer services to the Company which may require regulation under federal or state securities laws; and

WHEREAS, the parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and the Consultant is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Retention.

The Company hereby retains the Consultant as from January 6, 2010 (the “Effective Date”) in order to provide the Company with the services referred to in paragraph 2 below, and the Consultant agrees, to provide such services for the term of the Agreement. The Company agrees to pay Consultant as set forth in Exhibit B hereto.

2.	Consultant’s Services.

The Company hereby engages Consultant to provide one or more plans, and for coordination in executing the agreed-upon plan, for using various corporate communications and broker relations services as agreed by both parties. The plan may include, but not by way of limitation, the following services: consulting with the Company's management concerning marketing surveys, investor accreditation, availability to expand investor base, investor support, strategic business planning, broker relations, conducting due diligence meetings, attendance at conventions and trade shows, assistance in the preparation and dissemination of press releases and stockholder communications, review and assistance in updating a business plan, review and advise on the capital structure for the Company, propose legal counsel, assist in the development of an acquisition profile and structure, recommend financing alternatives and sources, and consult on corporate finance and/or investment banking issues. In addition, these services may include production of a corporate profile and fact sheets, personal consultant services, financial analyst and newsletter campaigns, conferences, seminars and national tour, including, but not by way of limitation, due diligence meetings, investor conferences and institutional conferences, printed media advertising in Green Street Report, newsletter production (“Print Media”), broker lead generation campaigns, electronic public relations campaigns, direct mail campaigns, placement in investment and financial publications and press releases. This agreement is limited to the United States. A further description of the services which may be included in the plan as described above is attached hereto as Exhibit A and included herein as if fully set out.

3.	Representations, Warranties and Covenants

(a)	Consultant. Consultant hereby represents and warrants to the Company as follows:

(i)
Consultant shall utilize its best efforts to design the Campaign in a manner most beneficial to the Company, however, it is understood that Consultant makes no representations or warranties regarding the eventual impact of the Campaign upon the market and price for the Company's securities.

(ii)
Consultant shall, at the direction of the Company, prepare copy for publication based on information provided by the Company. Consultant shall provide the Company with a copy of all Print Media it intends to utilize; the Company shall have three (3) business days to approve such Print Media. After the expiration of three (3) business days, Consultant will make a second request for approval for response due in twenty-four (24) hours. If no response is received to the second request within twenty-four (24) hours, then the Company shall be deemed to have approved such Print Media. It is understood that Consultant shall not be obligated to make an independent investigation of any information provided by the Company and that Consultant shall have the right to rely exclusively upon the accuracy of statements and documents provided by the Company to Consultant.

(iii)	Consultant's activities at all times will comply with all applicable laws.

(iv)	Consultant has all necessary licenses, permits, etc., to conduct its affairs and to receive compensation.

(v)	Consultant is aware of restrictions on the use and publication of material non-public information.

(b)	Company. The Company hereby represents and warrants to Consultant that:

(i)
All information provided by the Company to Consultant: (A) shall be true, complete and accurate in all material respects; and (B) shall not omit information material to the operations of the Company which is relevant to the advertorial pieces and shall be disseminated pursuant to a press release provided to Marketwire, Incorporated prior to appearing in any Consultant’s media. Consultant shall provide a series of guidelines, set forth in Exhibit C hereto, regarding public disclosure of information and the Company agrees to comply with such guidelines, as long as such guidelines do not conflict with any of those provided by the Financial Industry Regulatory Authority (“FINRA”), the Securities and Exchange Commission (“SEC”) or any other regulatory agency. In the event the Company fails to comply with any of the requirements, then Consultant's obligation to conduct the Campaign and to provide potential investor leads shall be suspended until the Company is in full compliance. Upon execution of this Agreement the Company shall appoint a company representative who shall be the sole point of contact with Consultant, stockbrokers introduced by Consultant and prospective investors. The Company further represents that the Company shall provide Consultant with an immediate written update in the event circumstances change causing information provided to Consultant to be materially inaccurate. The Company represents that it shall at all times comply in all material respects with applicable state and federal securities laws including, but not limited to complying with all notice and filing requirements. It is understood that the design and implementation of a national media campaign is an expensive endeavor requiring advanced planning, thus in the event the Company breaches this subsection, and such breach shall continue for ten (10) business days after Company's receipt of written notice of such breach from Consultant, then Consultant shall have the right to (I) immediately terminate the Campaign; and (I) immediately demand all amounts due and owing under this Agreement.

(ii)
During the first thirty days of this Agreement, at all times during regular business hours, upon reasonable notice, representative(s) from Consultant will have full access to the books and records of the Company, provided such documents are "public" information, in order to insure that the Company is a suitable client, such determination as to suitability to be made by Consultant in its sole discretion.

After the period of thirty days has expired, the Company will, upon reasonable notice, allow representative(s) of Consultant access to books and records, provided such documents are public information, for ongoing consulting purposes. Should, during the term of this Agreement, Consultant determine in its sole discretion that the Company is an unsuitable client, the Campaign may be immediately terminated by Consultant pursuant to a written notice to the Company. In the event Consultant elects to terminate the Campaign under this subsection, then it shall be obligated to return all unearned compensation. The amount spent will be determined by adding up all media, advertising, or other services provided as designated in Exhibit D hereto attached. Company recognizes all media or services that have been reserved for placement will also apply against dollars spent. Upon cancellation Consultant will provide proof of all media and services that have run, and that are scheduled to run.

(iii)
The Company agrees to indemnify and hold harmless Consultant and each of its officers, directors, and agents, employees and controlling persons (collectively "Indemnified Persons") to the fullest extent permitted by law, from any and all losses, claims, damages, expenses (including reasonable fees, disbursements, and other charges of counsel), actions, proceedings or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), actually incurred by Consultant as the proximate result of the Company providing Consultant inaccurate and false information. In connection with the Company's obligation to indemnify for expenses as set forth above the Company further agrees to reimburse each Indemnified Person for all expenses (including reasonable fees, disbursements and charges of counsel) as they are incurred by such Indemnified Person. In order to provide for just and equitable contribution in any case in which any person entitled to indemnification hereunder makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section provided for indemnification, then and in each such case the Company and Consultant shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion taking into consideration the relative benefits received by each party in connection with this Agreement, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was assessed, the opportunity to correct and present any statement or omission and other equitable considerations appropriate under the circumstances; and provided, that, in any such case, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities and Exchange Act of 1934) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(iv)
The Company agrees to the following: (A) Consultant shall be notified thirty (30) business days prior to the commencement of any equity or debt raised by the Company; provided, however, the Company shall not sell any securities pursuant to Regulation S of the Securities Act of 1933 without the express written consent of Consultant, which consent may be withheld in Consultant's sole and absolute discretion; (B) the Company agrees that during Consultant’s awareness program the Company shall not, subsequent to the date of this agreement, issue or provide any exempt shares from registration under Rule S-8, unless consent is granted from Consultant prior to issuance; (C) Consultant shall be provided copies of all filings by the Company with the Securities & Exchange Commission within three (3) business days of such filing; (D) the Company shall notify Consultant of any other activities it becomes aware of which might materially and adversely impact upon the market for the Company's securities, including, but not limited to: trading lock-up agreements and expirations, pending registration rights and communications with the brokerage community and market-makers for the Company's securities. In the event the Company shall breach this subsection, and such breach shall continue for ten (10) business days after Company receipt of written notice of such breach from Consultant, Consultant shall have the right to: (I) terminate or delay the Campaign; (II) retain all Restricted Securities and  (III) obtain reimbursement for all unreimbursed out-of-pocket costs.

3.	Cooperation

To the fullest extent possible, the Company will furnish Consultant with all financial and other information and data as Consultant believes appropriate in connection with its activities on the Company's behalf, and shall provide Consultant full access to its officers, directors, and professional advisors.

4.	Confidentiality

Consultant agrees that during and after the term of its relationship with the Company, Consultant will not, directly or indirectly, disclose to any third party, or use or authorize any third party to use, any information relating to the business or interests of the Company that Consultant knows or has reason to know is regarded as confidential and valuable to the Company. The parties acknowledge and agree that in determining whether information is confidential information and/or a trade secret, the fact that such information is not marked "confidential" shall not adversely affect the confidentiality or trade secret status of the same. Consultant agrees that if its relationship or the discussions with the Company are terminated for any reason, Consultant will immediately return to the Company all records and papers and all matter of whatever nature to the Company (including without limitation business plans, customer lists, marketing information and all other information). Consultant shall, however, have the right to disclose trade secrets or confidential information of the Company in either of the following events: (1) with the Company's prior express written permission; or (2) under order of a judicial or administrative process in connection with any action, suit, proceeding, or claim.

5.	Consultant's Services to Others

The Company acknowledges that Consultant or its affiliates are in the business of providing financial public relations services to others. Nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with respect to others, or in rendering such advice to others. Consultant shall perform its services hereunder as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties hereto that Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

6.	Miscellaneous

(a)
Further Actions. At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

(b)
Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address if such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice given to any corporate party shall be addressed to the attention of such parties President. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the earlier of five (5) business days after certification or at the time of receipt thereof.

(c)	Early Termination or Interruption of Contract.

(i)
Should the Company wish to terminate the services of Consultant, without cause, during the term of this Agreement, the Company shall be required to give thirty (30) days written notice to Consultant. The Company shall pay Consultant the monthly fee specified in this Agreement that is due during the month of cancellation, and the monthly fee due during the subsequent month to cancellation. Consultant's services during said subsequent month will be limited to winding down Campaign and providing all leads to Company.

(ii)
The Company shall have the right to immediately terminate this Agreement for "Cause" as hereinafter defined. "Cause" shall exist in the event of Consultant's: (A) malfeasance; (B) willful refusal to perform its duties under this Agreement; (C) purposeful and willful breach of the covenants contained in this Agreement; and/or (D) acts of dishonesty or the commission of any misdemeanor, felony, or other crime involving moral turpitude. In the event this Agreement is terminated for Cause as set forth in this section, Consultant shall be obligated to return all unearned compensation. Upon cancellation Consultant will provide proof of all media and services both that have run, and are scheduled to run.

(d)
Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)
Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Company and Consultant and their respective successors and assigns, provided, however, that any assignment by any party of its rights under this Agreement without the written consent of the other party shall be void.

(f)
Damages. In the event any covenant, representation, warranty or other term of this Agreement is breached by either party and such breach shall continue for a period of ten (10) business days after receipt of written notice from the other party, the non-breaching party shall be relieved of any obligations it may have hereunder, and the non-breaching party, in addition to the rights and remedies granted hereunder, shall be entitled to all other recourse provided by applicable law.

(g)
Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to any other persons and circumstances.

(h)	Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(i)
Counterparts:  Governing Law.  This Agreement may be executed in any number of counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict laws.

(j)
Dispute Resolution.  In the event of a dispute with respect to this Agreement: (A) such dispute shall be arbitrated in accordance with the rules of the State of Florida and (B) the prevailing party shall be incurred in litigating or otherwise resolving or settling such dispute.

(f)	Facsimile Copy. Both parties agree that upon receipt of signatures via facsimile this Agreement can be deemed as an original and is binding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

QUANTUM SOLAR POWER CORPORATION
a Nevada Corporation

By:   DARYL EHRMANTRAUT
 Daryl Ehrmantraut
 Chief Executive Officer

GREEN STREET CAPITAL PARTNERS, LLC
a Florida Limited Liability Company

By:  CLIFFE R. BODDEN
Cliffe R. Bodden
Managing Member

EXHIBIT A
FINANCIAL SCOPE OF CAMPAIGN

Consultant agrees to provide a national advertising recognition campaign with the minimum value of $60,000, calculated as set forth below. This represents the value the Company shall receive. There are no additional charges for these items other than Consultant’s travel expenses, approved in advance by the Company.  Consultant’s compensation and fees for Media Services shall only be due and payable upon receipt of the Company of at least $200,000 in investment capital emanating directly or indirectly from Consultant’s efforts under this Agreement.

1.	Monthly Management Fee: $2,500 monthly

2.	Inclusion of the Company in the Consultant’s Green Street Report shall be valued at $28,600 with a minimum distribution of 25,000 to Consultant’s subscribers.

3.	Website Design shall be provided at the cost of $3,000 as shown in Exhibit D hereto attached.

4.	Internet Media, bookmarking, social media, search engine optimization and monitoring shall be provided at the cost of $500 per month as shown in Exhibit D hereto attached.

5.
Consultant represents that during the term of the Campaign it shall provide at least 5,000 qualified leads regarding prospective investors during the term of the contract and in which time the Campaign is in effect. In the event that the Campaign does not generate, or Consultant can not provide, the required number of names or leads, Consultant shall be required to continue the Campaign without additional compensation or expense to the Company until the required number of leads has been provided.

6.	The Consultant shall produce a video of 10 - 15 minutes in length profiling the company with management interviews at a cost of $10,000.

7.	All other services including attendance at investor and trade conference, corporate brochure and other services shall be provided at the cost mutually agreed by Company and Consultant.

5.	The term of the advertising and media program shall be six (6) months and this term may be extended by mutual written agreement.

EXHIBIT B
CONSULTANT COMPENSATION

In consideration for the services rendered by Consultant pursuant to the Agreement to which this is Exhibit B, the Company shall pay Consultant as set forth below. Consultant’s compensation shall be due and payable upon receipt of the Company of at least $200,000 in investment capital emanating directly or indirectly from Consultant’s efforts under this Agreement.

i.	The Company shall pay the Consultant a monthly Management Fee of $2,500 due at the first day of each calendar month.

ii.
As additional compensation hereunder, the Company shall remit to Consultant 50,000 options at the strike price determined by the closing bid price on the date of issuance, of which (i) 25,000 shall be payable upon receipt by the Company of $2,500,000 in investment capital emanating directly or indirectly from Consultant’s efforts under this Agreement within three (3) months from the Effective Date; and (ii) 25,000 shall be payable upon receipt by the Company of $5,000,000 in investment capital emanating directly or indirectly from Consultant’s efforts under this Agreement within six (6) months from the Effective Date (the “Performance Fee”). All options shall have a term of two (2) years. It is understood the shares underlying these options will have piggy back registration rights; however such shares will not be tradable until the Campaign is terminated.

EXHIBIT C
GREEN STREET REPORT
GUIDELINES FOR PROVIDING MATERIAL
ON BEHALF OF YOUR COMPANY'S ADVERTORIAL

Green Street Capital Partners, LLC (“Consultant”) can not review all documents provided by the Company, so it is important to provide Consultant with information about your Company using the following guidelines. Consultant's staff writer will construct an advertorial piece (to be used in all regional and national media) based on the information provided by the Company.

The basic prohibitive in all of the important statutes and rules that will create a liability under the federal and state securities laws is directed against making false and misleading statements. The following are general guidelines to be used when providing Consultant with material for the purposes of writing Company advertorial pieces.

1.	The best information to use will be all materials that will provide factual and truthful information on the Company’s history, operations, technology, research and development and products.

2.	Financial information which is audited and public. Example: "For fiscal year end 2007 the Company revenues were $XXXX.XX.”

3.
Names of outside persons, companies or products may not be used without the express, written permission of the "entity". This involves providing the "entity" with a copy of the proposed statement specifying where it will be printed and obtaining written consent of the "entity".

4.	All references must have verifiable sources. Example: "The market of this technology has been estimated to be in excess of $50 million. (See Forbes Magazine pg. xx, Aug., 2007).”

5.
   Projections, whether of financials, sales, or otherwise are dangerous as they may be relied upon as fact. If not met, they can be the basis of law suits. All projections must be pre-released in a Company press release prior to any Consultant publishing.

6.	Exaggerations and exclamations are to be avoided at all times.

7.
  An omission of material fact is also considered misleading if not fully disclosed. Example:  "The Company received a large order for their product - however, the Company failed to state the order was given at a 60% discount off the Company's regular prices. The statement could then be fraudulent and misleading.”

EXHIBIT D
GREEN STREET REPORT
PRICE LIST FOR MEDIA SERVICES

There are no additional charges for these items set forth in paragraph one of the Agreement and those set forth in Exhibit B.

PRINT MEDIA:

Cover and 4 Page Advertorial in Green Street Report: $28,600

WEBSITE DESIGN:

$3,000

BOOKMARKING VIDEO AND SOCIAL NETWORKING:

$500 monthly

VIDEO PRODUCTION:

$10,000 (full corporate profile with management interviews)

CONFERENCES AND OTHER MEDIA SERVICES:

To be agreed between Company and Consultant on a case by case basis.